Exhibit 4.2

INTERNATIONAL GAME TECHNOLOGY
as Issuer

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

and

THE ROYAL BANK OF SCOTLAND PLC

as Security Agent

AMENDMENT NO. 1

Dated as of April 7, 2015

TO SECOND SUPPLEMENTAL INDENTURE

Dated as of June 8, 2010

SUPPLEMENTAL TO INDENTURE

Dated as of June 15, 2009

AMENDMENT NO. 1 TO SECOND SUPPLEMENTAL INDENTURE, dated as of April 7, 2015 (this “Amendment No. 1”), among INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Trustee”), and THE ROYAL BANK OF SCOTLAND PLC, a public limited company (the “Security Agent”).

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of June 15, 2009 (the “Base Indenture” and, together with the Second Supplemental Indenture, dated as of June 8, 2010 (the “Second Supplemental Indenture”), each as amended by this Amendment No. 1 and as further amended or supplemented from time to time, the “Indenture”)), which provides for the issuance of debt securities in an unlimited aggregate principal amount from time to time in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture and the Second Supplemental Indenture, the Company established and issued a series of its Securities designated as its 5.50% Notes due 2020 (the “2020 Notes”);

WHEREAS, Section 5.4 of the Second Supplemental Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Indebtedness secured by any Lien, other than Permitted Liens, on (1) any property or assets owned or leased by the Company or any Restricted Subsidiary or (2) any shares of stock or debt of any Restricted Subsidiary, unless the Company secures the 2020 Notes equally and ratably with, and concurrently or prior to, the Indebtedness secured by the Lien, for so long as such other indebtedness is so secured;

WHEREAS, Section 9.1(d) of the Base Indenture provides that the Company and the Trustee, may from time to time and at any time enter into a supplemental indenture without the consent of the Holders to provide any security for or guarantees of the Securities of any series;

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of July 15, 2014 (as amended, the “Merger Agreement”), with GTECH S.p.A., a joint stock company organized under the laws of Italy (“GTECH”), International Game Technology PLC, a public limited company organized under the laws of England and Wales formerly known as Georgia Worldwide PLC (“Holdco”), which, prior to its re-registration, was a private limited company organized under the laws of England and Wales under the name Georgia Worldwide Limited, Georgia Worldwide Corporation, a Nevada corporation and a wholly-owned subsidiary of Holdco (“Sub”), and, solely with respect to Section 5.02 and Article VIII of the Merger Agreement, GTECH Corporation, a Delaware corporation and a wholly-owned subsidiary of GTECH;

WHEREAS, pursuant to the Merger Agreement, effective as of the date hereof, GTECH merged with and into Holdco and Sub merged with and into the Company (the “Mergers”);

WHEREAS, in connection with the Mergers, effective as of the date hereof, (1) the Company is a borrower and/or a guarantor, as applicable, under certain existing revolving credit facilities and existing term loan facilities to which Holdco is a party and a guarantor of certain existing notes of Holdco, (2) certain of the Company’s existing and future Subsidiaries are borrowers and/or guarantors, as applicable, under such revolving credit facilities and term loan facilities and of such notes, and (3) certain assets of the Company and of certain of such Subsidiaries are pledged as collateral securing the obligations under such revolving credit facilities, term loan facilities and notes;

WHEREAS, this Amendment No. 1 (1) amends Article V of the Second Supplemental Indenture to include an additional covenant related to future guarantors, and (2) includes a new Article X to include security for the 2020 Notes, and such amendments are permitted to be effected without the consent of the Holders in accordance with Section 9.1(d) of the Base Indenture; and

WHEREAS, all requirements necessary to make this Amendment No. 1 a valid, binding and enforceable instrument in accordance with its terms have been satisfied and performed, and the execution and delivery of this Amendment No. 1 has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Amendment No. 1, and the Company, the Trustee and the Security Agent agree for the benefit of each other and for the equal and ratable benefit of the Holders of 2020 Notes, as follows:

Section 1.                                           Capitalized Terms.  Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.                                           Effectiveness; Conditions Precedent.  The Company represents and warrants to the Trustee that the conditions precedent to the amendments of the Indenture, including such conditions pursuant to Section 9.1 of the Base Indenture, have been satisfied in all respects.  The Company, the Trustee and the Security Agent are on this date executing this Amendment No. 1.

This Amendment No. 1 shall become effective and binding upon the Company, the Trustee, the Security Agent and the Holders of 2020 Notes immediately upon its execution and delivery by the parties hereto on the date hereof.

Section 3.                                           Indenture Amendments. Pursuant to Section 9.1(d) of the Base Indenture and subject to Section 2 hereof, the Indenture is hereby amended as follows:

(a)                                 The following Section 3.8 is hereby added to Article III of the Second Supplemental Indenture:

“Section 3.8                             Collateral Related Amendments.

Section 9.1 of the Base Indenture is hereby amended with respect to the 2020 Notes only by (i) deleting the word “or” from the end of clause (j), (ii) deleting the period from the end of clause (k) and replacing it with the phrase “; or” and (iii) adding the following new clause (l) of Section 9.1:

“(l)                              to the extent necessary to grant a Security Interest, provided, however, that the granting of such Security Interest is not prohibited by the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.”

(b)                                 The following Section 5.7 is hereby added to Article V of the Second Supplemental Indenture:

“Section 5.7                             Future Guarantors; Releases.

(a)                                 Following the Merger Consummation Date and if and for so long as the 2020 Notes are fully and unconditionally guaranteed by Holdco, each of Holdco and the Company will cause each Holdco Subsidiary that guarantees, as of the Merger Consummation Date or any time thereafter, any Holdco Debt Securities and is not, or is no longer, a Non-Guarantor Holdco Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Holdco Subsidiary will irrevocably and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, and premium, if any, and interest in respect of the 2020 Notes on a senior basis and all other obligations of the Company under the Indenture.

(b)                                 A guarantee of the 2020 Notes by a Holdco Subsidiary will be automatically and unconditionally released and discharged, and no further action by such Holdco Subsidiary, Holdco, the Company or the Trustee shall be required for the release of such Holdco Subsidiary’s guarantee of the 2020 Notes, upon:

(1)  any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Holdco Subsidiary after which the applicable Holdco Subsidiary is no longer a Holdco Subsidiary of Holdco or one or more other Holdco Subsidiaries or all or substantially all of the assets of such Holdco Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture, including Article VI of this Second Supplemental Indenture; provided that each guarantee of such Holdco Subsidiary of any Holdco Debt Securities terminates upon consummation of such transaction;

(2)  the release or discharge of such Holdco Subsidiary from its guarantee of all Holdco Debt Securities, including each guarantee that resulted in the obligation of such Holdco Subsidiary to guarantee the 2020 Notes, if such Holdco Subsidiary would not then otherwise be required to guarantee the 2020 Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such guarantee; or

(3) the Company’s exercise of its Defeasance option or Covenant Defeasance option in accordance with Article XI of the Base Indenture, as modified and amended by Section 3.7 of this Second Supplemental Indenture, or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture.

At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable guarantee of the 2020 Notes.”

(c)                                  The following Article X is hereby added to the Second Supplemental Indenture:

“ARTICLE X.

SECURITY

Section 10.1 Collateral and Security Documents.

(a)                                  The payment obligations of the Company under the 2020 Notes and the Indenture will benefit from (i) the Collateral set forth in Schedule 1 and (ii) property and assets that thereafter secure the obligations of the Company under the Indenture and the 2020 Notes pursuant to any Security Documents, and (b) the payment obligations of the Relevant Guarantors under their respective Guarantees and the Indenture will benefit from (i) the Collateral set forth in Schedule 1 and (ii) property and assets that thereafter secure the obligations of the Relevant Guarantors under the Indenture or any Guarantee of the Relevant Guarantors of the 2020 Notes pursuant to any Security Documents.

The Company will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Company will, and will cause each of its Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of the Indenture and of the 2020 Notes secured thereby, according to the intent and purposes herein expressed. Neither the Trustee nor the Security Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any property securing the 2020 Notes and the Guarantees of the Relevant Guarantors, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the liens or Security Documents or any delay in doing so.

The Security Documents and the Collateral will be administered by the Security Agent, in each case pursuant to the Intercreditor Agreement and any Additional Intercreditor Agreement for the benefit of all Holders of 2020 Notes.

(b)                                  The Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the 2020 Notes and the Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Company of those obligations, except that such demand shall only be made with the prior written notice to the Trustee and as permitted under the Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c)                                   The Security Agent agrees that it will hold the security interests in the Collateral created under the Security Documents to which it is a party as contemplated by the Indenture and the Intercreditor Agreement, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders, without limiting the Security Agent’s rights including under Section 10.2, to act in preservation of the security interest in the Collateral. The Security Agent will, subject to being indemnified or secured in accordance with the Intercreditor Agreement, take action or refrain from taking action in connection therewith only as directed by the Trustee, subject to the terms of the Intercreditor Agreement.

(d)                                  Each Holder shall be deemed (1) to have consented and agreed to the terms of the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of the Collateral and authorizing the Security Agent to enter into the Security Documents on its behalf) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, (2) to have authorized the Company, the Trustee and the Security Agent, as applicable, to enter into the Security Documents, any Additional Intercreditor Agreements and the Intercreditor Agreement and to be bound thereby and (3) to have irrevocably appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents. Each Holder, by accepting a Note, appoints the Security Agent as its trustee under the Security Documents and authorizes it to act on such Holder’s behalf, including by entering into and complying with the provisions of the Intercreditor Agreement. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder. The Security Agent shall, however, at all times, subject to Section 10.4, be entitled to seek directions from the Trustee and shall be obligated to follow those directions if given; provided that, the Trustee shall not be obligated to give such directions unless directed in accordance with the Indenture. The Security Agent hereby accepts its appointment as the trustee of the Holders and the Trustee under the Security Documents, and its authorization to so act on such Holders’ and the Trustee’s behalf. The claims of Holders will be subject to the Intercreditor Agreement and any Additional Intercreditor Agreement. The Trustee is expressly authorized to enter into any power of attorney in favor of the Security Agent that is necessary to effectuate any of the foregoing.

(e)                                   The Company is permitted to pledge the Collateral in connection with future issuances of its indebtedness or indebtedness of its Subsidiaries, including any additional 2020 Notes, in each case, permitted under the Indenture and on terms consistent with the relative priority of such indebtedness.

(f)                                     Subject to the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee may direct the Security Agent to take enforcement action with respect to the Collateral upon an Event of Default.

(g)                                  No right or remedy is intended to be exclusive of any other right or remedy, and all rights and remedies (whether provided hereunder or now or hereafter existing at law or in equity or otherwise) are cumulative to the extent permitted by law.  Every right and remedy given by this Article X to the Trustee, the Security Agent or to the Holders may be exercised from time to time, concurrently and as often as may be deemed expedient by the Trustee, the Security Agent or the Holders, as the case may be.

Section 10.2 Suits to protect the Collateral.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Security Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or the Indenture, and such suits and proceedings as the Security Agent, in its sole discretion, may deem expedient to preserve or protect the security interests in the Collateral created under the Security Documents (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

Section 10.3 Resignation and Replacement of Security Agent.

Any resignation or replacement of the Security Agent shall be made in accordance with the Intercreditor Agreement.

Section 10.4 Amendments.

(a)                                 Subject to the rights and obligations of the Security Agent under the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement, the Security Agent agrees that it will enter into an amendment to the Intercreditor Agreement or enter into or amend any other Additional Intercreditor Agreement upon a direction of the Company to do so. The Security Agent shall sign any amendment if the amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Trustee or Security Agent, as applicable, under the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, subject to the rights and obligations of the Trustee or Security Agent under the terms of the Intercreditor Agreement.

(b)                                 Upon the direction of the Company, the Security Agent is expressly authorized to amend, extend, renew, restate, modify, discharge, release or release and retake any Security Interest, in each case to the extent permitted the Intercreditor Agreement and any Additional Intercreditor Agreement or not prohibited by the Intercreditor Agreement or any Additional Intercreditor Agreement.  Upon the direction of the Company, the Security Agent may from time to time enter into one or more amendments to the Security Documents or enter into additional or supplemental Security Documents to:  (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) add to the Collateral or (iii) make any other change thereto that does not adversely affect the rights of the Holders of the 2020 Notes in any material respect.

(c)                                  The Security Agent is hereby authorized to join with the Company and the Trustee in the execution of any supplemental indenture amendment otherwise authorized by the Indenture for the purpose of adding any provisions to this Article X or changing in any manner this Article X or eliminating any of the provisions of this Article X, and to make any further appropriate agreements and stipulations that may be therein contained, but the Security Agent shall not be obligated to enter into any such supplemental indenture that affects the Security Agent’s own rights, duties or immunities under the Indenture or otherwise.  Any amendment, waiver or consent which relates to the rights, duties or immunities under the Indenture or otherwise of the Security Agent may not be effected without the consent of the Security Agent.

Section 10.5 Release of the Collateral.

The Collateral will be automatically and unconditionally released:

(a)                                 in connection with any sale, assignment, transfer, conveyance or other disposition of such property or assets to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, if the sale or other disposition does not violate the Indenture;

(b)                                 in connection with any sale, transfer or other disposition of Capital Stock of a Relevant Guarantor or any holding company of such Relevant Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, if the sale, transfer or other disposition does not violate the Indenture, and the Relevant Guarantor ceases to be a Guarantor as a result of the sale, transfer or other disposition;

(c)                                  in accordance with an enforcement action pursuant to the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement;

(d)                                 if any of the Security Interests no longer secure the Revolving Credit Facilities (or any refinancing thereof) (in which case release will be of the Security Interests with respect to the relevant Collateral), so long as no other indebtedness is at that time secured in a manner that would require the granting of a mortgage, security interest, charge, encumbrance, pledge or other lien pursuant to Sections 5.3 or 5.4 of this Second Supplemental Indenture;

(e)                                  in accordance with Article IX of the Base Indenture;

(f)                                    upon satisfaction and discharge of the Indenture or Defeasance or Covenant Defeasance as provided under Article VIII of this Second Supplemental Indenture;

(g)                                 upon repayment in full of the 2020 Notes; and

(h)                                 otherwise in accordance with the terms of the Indenture.

The Security Agent will take all necessary action reasonably required, at the cost and request of the Company, to effectuate any release of the Security Interests in accordance with the provisions of the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee.

Section 10.6 Compensation and Indemnity.

(a)                                 The Company, failing which the Guarantors to the extent legally possible, shall pay to the Security Agent from time to time compensation for its services, subject to any terms of the Intercreditor Agreement as in effect from time to time which may address the compensation of the Security Agent. The Security Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and each Guarantor, jointly and severally, to the extent legally possible, shall reimburse the Security Agent upon request for all out-of-pocket expenses properly incurred or made by it (as evidenced in an invoice from the Security Agent), including, without limitation, costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Security Agent’s agents, counsel, accountants and experts. The Company and each Guarantor, jointly and severally shall indemnify the Security Agent and its officers, directors, agents and employers against any and all loss, liability or expense (including properly incurred attorneys’ fees) incurred by or in connection with its rights, duties, and obligations under the Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be, including the properly incurred costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any such rights, powers or duties. The Security Agent shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents, as the case may be. The Company shall defend the claim and the indemnified party shall provide cooperation at the Company’s and any Guarantor’s expense in the defense. Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Company and each Guarantor, shall, jointly and severally, pay the properly incurred fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Security Agent). Such indemnified parties may have separate counsel of their choosing and the Company and the Guarantors, jointly and severally, to the extent legally possible, shall pay the properly incurred fees and expenses of such counsel (as evidenced in an invoice from the Security Agent). The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or gross negligence.

(b)                                 To secure the Company’s and any Relevant Guarantor’s payment obligations under this Section 10.6, the Security Agent shall subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, have a lien on the Notes Collateral and Guarantee Collateral, respectively, and the proceeds of the enforcement of the Collateral for all monies payable to it under this Section 10.6.

(c)                                  The Company’s and any Guarantor’s payment obligations pursuant to this Section 10.6 and any lien arising hereunder shall, if any, to the extent legally possible, survive the satisfaction or discharge of the Indenture, any rejection or termination of the Indenture under any Bankruptcy Law or the resignation or removal of the Security Agent. Without prejudice to any other rights available to the Security Agent under applicable law, when the Security Agent incurs expenses after the occurrence of an Event of Default specified in Section 7.1(vii) or Section 7.1(viii) of this Second Supplemental Indenture with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 10.7 Conflicts.

Each of the Company, the Guarantors, the Trustee and the Holders acknowledge and agree that the Security Agent is acting as security agent and trustee not just on their behalf but also on behalf of the creditors named in the Intercreditor Agreement and acknowledge and agree that pursuant to the terms of the Intercreditor Agreement, the Security Agent may be required by the terms thereof to act in a manner which may conflict with the interests of the Company, the Company, the Guarantors, the Trustee and the Holders (including the Holders’ interests in the Collateral and the Guarantees) and that it shall be entitled to do so in accordance with the terms of the Intercreditor Agreement.

Section 10.8 Rights of Security Agent.

The rights, protections, indemnities and immunities granted to the Trustee under Article VII of the Base Indenture, as amended by Article III of this Second Supplemental Indenture, shall apply mutatis mutandis to the Security Agent to the extent applicable in respect of the 2020 Notes.

Section 10.9 Notices to the Security Agent

Any request, demand, authorization, notice, waiver, consent or communication to the Security Agent shall be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile number:

Royal Bank of Scotland plc
135 Bishopsgate
London EC2M 3UR
United Kingdom
Facsimile No.:  +44 (0) 20 7678 8727
Attn:  Natalie Brown, IB Service and Operations.”

(d)                             The following definitions are hereby added to Section 1.1 of the Second Supplemental Indenture in their relevant alphabetical location:

“Additional Intercreditor Agreement” means any additional intercreditor agreement or a restatement, amendment or other modification of the Intercreditor Agreement, in each case on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders of the 2020 Notes), entered into in connection with the incurrence by the Company or the Restricted Subsidiaries of indebtedness permitted under the Indenture, including containing substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests.

“Collateral” means the Notes Collateral and the Guarantee Collateral that secures, as applicable, the obligations of the Company under the 2020 Notes and the obligations of the Relevant Guarantors under the Guarantees of the Relevant Guarantors pursuant to the Security Documents.

“GTECH” means GTECH S.p.A., a joint stock company organized under the laws of Italy.

“GTECH Corp” means GTECH Corporation, a Delaware corporation.

“Guarantee Collateral” means the collateral set forth in Schedule 1 hereto.

“Guarantee Security Interests” means the security interest in the Guarantee Collateral securing the obligations of the Relevant Guarantors under the Guarantees of the Relevant Guarantors and the Indenture.

“Guarantor” means any Person that, following the Merger Consummation Date, provides a guarantee of the 2020 Notes in accordance with the terms of the Indenture.

“Holdco” means International Game Technology, PLC, a public limited liability company organized under the laws of England and Wales formerly known as Georgia Worldwide PLC, which, prior to its re-registration, was a private limited company organized under the laws of England and Wales under the name Georgia Worldwide Limited.

“Holdco Debt Securities” means any issued and outstanding debt securities of Holdco, including debentures, notes or bonds, and for the avoidance of doubt, excluding credit facilities, term loans, lines of credit, advances or similar credit arrangements.

“Holdco Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by Holdco or by one or more other Holdco Subsidiaries, or by Holdco and one or more other Holdco Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of April 7, 2015 by and among, Holdco, the agent under the Revolving Credit Facilities Agreement, the agent under the Senior Term Loan Agreement and the other parties named therein, as amended, restated or otherwise modified or varied from time to time.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 15, 2014, among GTECH, GTECH Corp solely with respect to Section 5.02 and Article VIII, Holdco, Merger Subsidiary and the Company, as amended by Amendment No. 1 to Merger Agreement, dated as of September 23, 2014, among GTECH, GTECH Corp solely with respect to Section 5.02 and Article VIII, Holdco, Merger Subsidiary and the Company.

“Merger Consummation Date” means April 7, 2015.

“Merger Subsidiary” means Georgia Worldwide Corporation, a Nevada corporation.

“Notes Collateral” means the collateral set forth in Schedule 1 hereto.

“Notes Security Interests” means the security interest in the Notes Collateral securing the obligations of the Company under the 2020 Notes and the Indenture.

“Non-Guarantor Holdco Subsidiary” means any Holdco Subsidiary (i) that constitutes a “controlled foreign corporation,” as defined in Section 957 of the Internal Revenue Code of 1986, as amended, or (ii) if its guarantee of 2020 Notes pursuant to Section 5.7 of this Second Supplemental Indenture would violate any statute or any order, rule or regulation of a court or governmental agency or body having jurisdiction over such Holdco Subsidiary, Holdco, any other Holdco Subsidiary or the Company.

“Relevant Guarantor” means any Restricted Subsidiary, the assets of which are pledged as collateral under the Revolving Credit Facilities Agreement, that, following the Merger Consummation Date, provides a guarantee of the 2020 Notes in accordance with the terms of the Indenture.

“Revolving Credit Facilities Agreement” means the Senior Facilities Agreement dated 4 November 2014 for the $1,500,000,000 and €850,000,000 multicurrency revolving credit facilities among GTECH, as Parent and a Borrower; GTECH Corp, as a Borrower; J.P. Morgan Limited and Mediobanca—Banca di Credito Finanziario S.p.A., as the Global Coordinators, Bookrunners and Mandated Lead Arrangers; the entities listed in Part III of Schedule I thereto, as the Bookrunners and Mandated Lead Arrangers; the entities listed in Part IV of Schedule I thereto, as the Mandated Lead Arrangers; the entities listed in Part V of Schedule I thereto, as the Arrangers, the financial institutions listed in Part II of Schedule I thereto, as the Original Lenders; The Royal Bank of Scotland plc, as the Agent; the Royal Bank of Scotland plc, as the Issuing Agent; and the other parties thereto, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Security Agent” means The Royal Bank of Scotland plc until a successor security agent replaces it in accordance with the applicable provisions of the Indenture, after which “Security Agent” shall mean such successor.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and any other instrument and document executed and delivered pursuant to the Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Security Interests” means the Notes Security Interests and Guarantee Security Interests.

“Senior Term Loan Agreement” means the €800,000,000 senior loan agreement dated 29 January 2015 between GTECH and BNP Paribas, Italian Branch, Intesa Sanpaolo S.p.A., Mediobanca—Banca di Credito Finanziario S.p.A. and Unicredit Bank AG, Milan Branch S.p.A.

Section 4.                                           Form of Additional Guarantees.  Each of the entities to be added as a guarantor of the 2020 Notes pursuant to Section 5.7 of the Second Supplemental Indenture (which section is being added to the Second Supplemental Indenture in accordance with Section 3 of this Amendment No. 1), shall execute a supplemental indenture amendment substantially in the form attached hereto as Annex A promptly after first being required to do so pursuant to Section 5.7 of the Second Supplemental Indenture.

Section 5.                                           Global Securities.  Each Global Security representing 2020 Notes, with effect on and from the date hereof, pursuant to Section 2 hereof shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture and giving effect to the amendments set forth in Section 3 hereof.

Section 6.                                           Ratification and Effect.  Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Amendment No. 1, each reference to the Indenture in the Indenture shall mean and be a reference to the Indenture as modified and supplemented hereby.

Section 7.                                           Governing Law.  THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 8.                                           Effect of Headings.  The section headings are for convenience only and shall not affect the construction hereof.

Section 9.                                           Conflicts.  To the extent of any inconsistency between the terms of the Indenture or any Global Security representing 2020 Notes and this Amendment No. 1, the terms of this Amendment No. 1 shall control.

Section 10.                                    Entire Agreement.  This Amendment No. 1 constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 11.                                    Successors.  All covenants and agreements in this Amendment No. 1 given by the parties hereto shall bind their successors. The exchange of copies of this Amendment No. 1 and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Amendment No. 1 to the parties hereto and may be used in lieu of the original for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.                                    Miscellaneous.

(a)                                 In case any provision in this Amendment No. 1 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(b)                                 The parties may sign any number of copies of this Amendment No. 1.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

(c)                                  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment No. 1 or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first written above.

Dated as of April 7, 2015

INTERNATIONAL GAME TECHNOLOGY, as Issuer

	By:	/s/ Claudio Demolli
	Name:	Claudio Demolli
	Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Michael Tu
	Name:	Michael Tu
	Title:	Assistant Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Security Agent

	By:	/s/ Jacob Nielsen
	Name:	Jacob Nielsen
	Title:	Vice President

[Signature page to Amendment No. 1]

[2020 Notes]

Annex A

INTERNATIONAL GAME TECHNOLOGY

as Issuer

[GUARANTORS]

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

AMENDMENT NO. [    ]

Dated as of [          ]

TO SECOND SUPPLEMENTAL INDENTURE

Dated as of June 8, 2010

SUPPLEMENTAL TO INDENTURE

Dated as of June 15, 2009

5.50% NOTES DUE 2020

AMENDMENT NO. [    ] TO SECOND SUPPLEMENTAL INDENTURE, dated as of [        ] (this “Amendment No. [    ]”), among INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the “Company”), the [GUARANTORS] (collectively, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of June 15, 2009 (the “Base Indenture” and, together with the Second Supplemental Indenture, dated as of June 8, 2010 (the “Second Supplemental Indenture”), each as amended by Amendment No. 1, dated as of [      ] (“Amendment No. 1”), and as further amended or supplemented from time to time, the “Indenture”)), which provides for the issuance of debt securities in an unlimited aggregate principal amount from time to time in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture and the Second Supplemental Indenture, the Company established and issued a series of its Securities designated as its 5.50% Notes due 2020 (the “2020 Notes”);

WHEREAS, the Indenture provides that under certain circumstances a Holdco Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Holdco Subsidiary shall unconditionally guarantee all of the Company’s obligations under the 2020 Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, Section 9.1(d) of the Base Indenture provides that the Company and the Trustee, may from time to time and at any time enter into a supplemental indenture without the consent of the Holders to provide any security for or guarantees of the 2020 Notes.

NOW, THEREFORE, the Company, the Guarantors and the Trustee hereby agree that the following Sections of this Amendment No. [    ] supplement the Indenture with respect to the 2020 Notes issued thereunder, as follows:

Section 1.              Capitalized Terms.  Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2.              Guarantees.

(a)           Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees (each, a “Guarantee”), on a joint and several basis, to each Holder of 2020 Notes (including each Holder of 2020 Notes issued under the Indenture after the date of this Amendment No. [    ]) and to the Trustee and its successors and assigns on a senior basis, irrespective of the validity and enforceability of this Indenture, the 2020 Notes or the obligations of the Company hereunder or thereunder (i) the full and punctual payment of all monetary obligations of the Company under the Indenture (including obligations to the Trustee) and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture.  Each Guarantor further agrees that its obligations hereunder shall be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Company (except to the extent such judgment is paid) or any waiver or amendment of the provisions of the Indenture or the 2020 Notes to the extent that any such action or any similar action would otherwise constitute a legal or equitable discharge or defence of such Guarantor (except that such waiver or amendment shall be effective in accordance with its terms).

(b)           Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor further agrees that its Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)           Subject to this Section 2 and Section 5 hereof, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the 2020 Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the 2020 Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Without limiting the generality of the foregoing, each Guarantor’s liability under this Guarantee shall extend to all obligations under the 2020 Notes and the Indenture (including, without limitation, interest, fees, costs and expenses) that would be owed but for the fact that they are unenforceable or not allowable due to any proceeding under bankruptcy law involving the Company or any Guarantor.  Each Guarantor further agrees to waive presentment to, demand of payment from and protest to the Company of its Guarantee, and also waives diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for non-payment, the filing of claims with a court in the event of merger or bankruptcy of the Company and any right to require a proceeding first against the Company or any other Person.  The obligations of a Guarantor shall not be affected by any failure or policy on the part of the Trustee to exercise any right or remedy under the Indenture or the 2020 Notes of any series.  Subject to Section 5 hereof, each Guarantor covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the 2020 Notes and this Indenture.

(d)           The obligation of a Guarantor to make any payment hereunder may be satisfied by causing the Company or any other Guarantor to make such payment.  If any Holder of any 2020 Notes or the Trustee is required by any court or otherwise to return to the Company or any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or any such Guarantor any amount paid by any of them to the Trustee or such Holder, any applicable Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)           Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of 2020 Notes in enforcing any of their respective rights under its Guarantee.

(f)            Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders of the 2020 Notes in respect of any obligations guaranteed hereby until payment and performance in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders of the 2020 Notes and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII of the Second Supplemental Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII of the Second Supplemental Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders of the 2020 Notes under the Guarantee.

(g)           Any term or provision of this Amendment No. [    ] to the contrary notwithstanding, the maximum aggregate amount of a Guarantor’s Guarantee shall not exceed the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 2, result in the obligations of such Guarantor under its Guarantee not constituting either a fraudulent transfer or conveyance or voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation.

Section 3.              Execution and Delivery of Guarantee. Neither the Company nor any Guarantor shall be required to make a notation on the 2020 Notes to reflect any Guarantee or any release, termination or discharge thereof.  Each Guarantor agrees that its Guarantee set forth in Section 2 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

Section 4.              Successor Guarantor Substituted. In case of any consolidation, merger, sale or conveyance in compliance with the Indenture and upon, to the extent required by the Indenture, the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the 2020 Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the 2020 Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Guarantees so issued will in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Section 5.              Release and Termination of Guarantee. A guarantee of the 2020 Notes by a Guarantor will be automatically and unconditionally released and discharged in accordance with the terms set forth in Section 5.7 of the Second Supplemental Indenture.

Section 6.              This Amendment No. [    ].  This Amendment No. [    ] shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

Section 7.              Governing Law.  THIS AMENDMENT NO. [    ] SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 8.              Effect of Headings.  The section headings are for convenience only and shall not affect the construction hereof.

Section 9.              Conflicts.  To the extent of any inconsistency between the terms of the Indenture or any Global Security representing 2020 Notes and this Amendment No. [    ], the terms of this Amendment No. [    ] will control.

Section 10.            Entire Agreement.  This Amendment No. [    ] constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

Section 11.            Successors.  All covenants and agreements in this Amendment No. [    ] given by the parties hereto shall bind their successors.

Section 12.            Miscellaneous.

(a)           In case any provision in this Amendment No. [    ] shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(b)           The parties may sign any number of copies of this Amendment No. [    ].  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. [    ] to be duly executed as of the date first written above.

Dated as of

INTERNATIONAL GAME TECHNOLOGY

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

SCHEDULE 1 TO SECOND SUPPLEMENTAL INDENTURE

COLLATERAL

Notes Collateral:

1. Assignments of intercompany loans or notes in excess of $10,000,000, with respect to which the Company or any Subsidiary of the Company is a creditor and an obligor under the Revolving Credit Facilities Agreement or the Senior Term Loan Agreement is a debtor, in each case with such terms as are customary for transactions of this nature and are consistent with the Agreed Security Principles as set out in the Revolving Credit Facilities Agreement and the Senior Term Loan Agreement.

Guarantee Collateral:

1. Assignments of intercompany loans or notes in excess of $10,000,000, with respect to which the Company or any Subsidiary of the Company is a creditor and an obligor under the Revolving Credit Facilities Agreement or the Senior Term Loan Agreement is a debtor, in each case with such terms as are customary for transactions of this nature and are consistent with the Agreed Security Principles as set out in the Revolving Credit Facilities Agreement and the Senior Term Loan Agreement.

Sched. 1-1